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                     April 6, 2021

       Bryan Hackworth
       Chief Financial Officer
       Universal Electronics Inc.
       15147 N. Scottsdale Road, Suite H300
       Scottsdale, Arizona 85254-2494

                                                        Re: Universal
Electronics Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 5, 2021
                                                            File No. 000-21044

       Dear Mr. Hackworth:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing